AT THE COMPANY:        AT FINANCIAL RELATIONS BOARD:
John K. Schmidt                          Jeff Wilhoit                                          Shelly Faaborg
Chief Operating Officer               General Inquiries                                  Analyst Inquiries
Chief Financial Officer                (312) 640-6757                                     (310) 854-8316
jschmidt@ htlf.com                     jwilhoit@ financialrelationsboard.com     sfaaborg@ financialrelationsboard.com

FOR IMMEDIATE RELEASE
FRIDAY, OCTOBER 29, 2004

HEARTLAND FINANCIAL USA, INC. BOARD EXPANDS TREASURY STOCK
AUTHORIZATION BY $1 MILLION

Dubuque, Iowa, October 29, 2004 - Heartland Financial USA, Inc. (Nasdaq NMS: HTLF) today announced that its board of directors has authorized management to acquire and hold in treasury up to $5,000,000 of the Company’s common stock at a par value of $1.00 per share. This represents an increase of $1,000,000 over the Company’s previous authorization of $4,000,000.

Currently, the Company holds $3,715,276 of its common stock in treasury. A portion of the acquired shares will be used for the exercise of options by employees, officers and directors; issuance of shares under the Company’s dividend reinvestment and stock purchase plan; and issuance of stock under other incentive compensation agreements.

About Heartland Financial USA:

Heartland is a $2.6 billion financial services company with eight banks in Iowa, Illinois, Wisconsin, New Mexico, Arizona and Montana:

Dubuque Bank and Trust Company, with eight offices in Dubuque, Epworth, Farley and Holy Cross, Iowa
Galena State Bank and Trust Company, with three offices in Galena and Stockton, Illinois
First Community Bank, with three offices in Keokuk, Iowa and Carthage, Illinois
Riverside Community Bank, with three offices in Rockford, Illinois
Wisconsin Community Bank, with eight offices in Cottage Grove, Fitchburg, Green Bay, Middleton, Monroe and Sheboygan, Wisconsin; Minneapolis, Minnesota; and Rockland, Massachusetts
New Mexico Bank & Trust, with twelve offices in Albuquerque, Clovis, Melrose, Portales and Santa Fe, New Mexico
Arizona Bank & Trust, with two offices in Mesa and Chandler, Arizona
Rocky Mountain Bank, with eight offices in Bigfork, Billings, Bozeman, Broadus, Plains, Plentywood, Stevensville and Whitehall, Montana

Other subsidiaries include:

ULTEA, Inc., a fleet management company with offices in Madison, Wisconsin and Chicago, Illinois
Citizens Finance Co., a consumer finance company with offices in Madison and Appleton, Wisconsin; Dubuque, Iowa; and Rockford, Illinois
HTLF Capital Corp., an investment banking firm with offices in Denver, Colorado

Heartland’s shares are traded on The Nasdaq Stock Market under the symbol HTLF.
Additional information about Heartland is available through our website at www.htlf.com.